Exhibit 10.6
FIRST AMENDMENT OF
ENERGY STORAGE SYSTEM AGREEMENT
This First Amendment of the Energy Storage System Agreement (this “First Amendment”) is made this 10 day of May 2022, between Energy Vault, Inc., a Delaware corporation (“Energy Vault”), and DG Fuels, LLC, a Delaware limited liability company (“DGF”) (collectively, the “Parties” and, individually, a “Party”).
RECITALS
A.Energy Vault and DGF are parties to that certain Energy Storage System Agreement, dated October 25, 2021 (the “Agreement”); and
B.The Parties wish to increase the total size of the Transaction, as specified in Section 1 of the Agreement.
Now, THEREFORE, inconsideration of the mutual obligations in this First Amendment, the parties to this First Amendment agree as follows:
1. Any capitalized words or phrases used and not defined in this First Amendment shall have the meanings ascribed to them in the Agreement.
2. The total size of the Energy Storage Systems to be procured by DGF from Energy Vault, as specified in Section 1 of the Agreement, shall be increased from 1,600 MWh to 2,234 MWh, as such sites and sizes to be specified by DGF.
3. For purposes of clarify, it is agreed that the pricing formula used to determine the Contract Price, as specified in Section 4 and Annex B of the Agreement, shall remain the same.
4. In the event of any conflict, inconsistency, or incongruity between any provision of this First Amendment and any provision of the Agreement, the provisions of this First Amendment shall govern and control.

Energy Vault, Inc.		DG Fuels, LLC

By:	/s/ Robert Piconi	By:	/s/ Mike Darcy
	Robert Piconi		Mike Darcy
	CEO		CEO